Exhibit 10.8

OFFER OF EMPLOYMENT

Date of employment: Should you accept the terms of this offer, your employment with the Company will commence on March 31, 2014 or at such earlier or later date as mutually agreed to between you and the Company.

Background check: Your employment is contingent upon your successful completion of a background check, which is required for all employees of the Company. The Company will forward you the appropriate documents, and such documents shall be required to be submitted to the Company by no later than one week prior to your start date.

Position: You have been offered the position of Chief Medical Officer. In this capacity, you will initially report to John McDonough, CEO and President. Your duties and responsibilities will include all those customarily attendant to such a position, and any other such duties or responsibilities that John McDonough or the Company may, from time to time, assign to you. You agree that you shall not enter into any employment endeavors which may conflict with your ability to devote the necessary time and energies to the Company’s business interest while engaged by the Company. You further agree to comply with all applicable laws and with all Company rules and policies established by the Company from time to time.

Compensation and Tax Matters: Your salary shall be $8,333.33 (the equivalent of $200,000 when annualized), payable semi-monthly and subject to pro-ration for any partial initial or terminal week during which you are employed, in accordance with normal payroll practices and schedule of the Company. In addition, you will be eligible for an annual performance bonus of up to 15% of your salary based on company performance and your achievement of performance objectives the Company has set for you.

All compensation amounts stated are before any deductions for FICA taxes, state and federal withholding taxes and other payroll deductions required to be made by the Company under applicable law.

Stock Options: Subject to the approval of the Board of Directors and your execution of the Company’s Stock Option Agreement, you will be offered 90,000 shares of T2 Biosystems common stock options under the Company’s Amended and Restated 2006 Stock Plan. The exercise price of the options will be equal to their fair market value on the date of grant as determined by the Board of Directors. The stock options will have a 4-year vesting schedule with 25% of the options vesting one year from the vesting commencement date (your start date) and remaining options vesting in equal monthly installments for the following 36 months. The terms and conditions of such stock option grant will be more fully described Company’s Amended and Restated Stock Plan.

In the event of a Change of Control within 12 months of your employment start date, where you are no longer employed by the Company following the Change of Control, 50% of your unvested stock options shall immediately vest. In the event of a Change of Control after 12 months of your employment start date, where you are no longer employed by the Company following the Change of Control, 100% of your unvested stock options shall immediately vest.

Fringe Benefits: You will have the opportunity to participate in the Company’s fringe benefits program. Currently, these fringe benefits are as follows:

•                  The Company currently provides contributions toward a medical and dental plan for yourself and immediate family members

•                  Three (3) weeks paid vacation, Company designated holidays, personal holidays and sick days (see Benefits Summary for more information).

•                  The Company provides 100% contribution towards Term Life Insurance, Accidental Death and Dismemberment Insurance, and Short and Long-Term Disability Insurance;

•                  The opportunity to enroll in the Company’s 401(k) Investment and Section 125 Plans based on plan eligibility requirements; and

The Company reserves the right to amend, delete or change any of its employment policies and/or benefits at any time in its sole discretion.

Non Competition/Non-Disclosure/Invention Assignment Agreement: No later than on the first day of your employment with the Company you will be required to sign the enclosed Non-Competition/Non-Disclosure/Inventions Assignment Agreement (“Obligations Agreement”) which includes nondisclosure, inventions ownership, and other provisions that are necessary to protect the Company’s confidential information, intellectual; property, trade secrets, and customer relationships. As you may be given access to such protectable interests, your employment is contingent upon your signing the Obligations Agreement. The terms of the Obligations Agreement will survive termination, for whatever reason, of the employment relationship.

Prior Agreements: You acknowledge and confirm that you have provided/disclosed to the Company all restrictive covenants and agreements, including nondisclosure and confidentiality agreements, to which you are a party. You agree that you shall not disclose to the Company or use while a employee of the  Company any confidential or trade secret information obtained by you from other persons or employers and shall not bring any property upon the Company premises which has been misappropriated by others. You also acknowledge that the Company expects you to honor any prior obligations to former employers to which you remain bound.

Employment At Will: Your employment with the Company shall be at will. This means that your employment is not guaranteed for any definite period of time, and you or the Company may terminate your employment relationship with or without notice at any time and for any or no reason or cause. The Company is not bound to follow any policy, procedure, or process in connection with employee discipline, employment termination or otherwise.

Entire Agreement: This letter (together with the attached Obligations Agreement) sets forth the entire understanding between the Company and yourself with respect to your employment by the Company. All prior discussions, negotiations, correspondence and other understandings between you and the Company are superseded, and there are no representations, warranties or undertakings by the Company or you with respect to your employment by the Company, which are not set forth in this letter.

If you agree with the terms of this offer, please acknowledge your understanding and acceptance of this offer by signing where indicated below and return to me by Wednesday, February 19, 2014.

T2 Biosystems, Inc.

By:	/s/ John McDonough	2/14/2014
	John McDonough	Date
CEO & President

I have read agree with and accept the items contained in this letter.

By:	/s/ Michael A. Pfaller	2/15/2014
	Michael A. Pfaller, M.D.	Date

The Immigration Control and Reform Act of 1986 requires that all new employees complete the I-9 form and submit proof of employment eligibility to work in the United States within the first three days of their start date. If accepting employment the Company will provide you the I-9 form and requests that you present appropriate documents when you report to the Company and a representative of the Company will complete the I-9 form with you. Accordingly, you will have three days from your start date to submit proof of your eligibility to work in the United States.